                                                                EXHIBIT 99.01


           NATIONWIDE CARE, INC. MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     NCI generates revenues primarily from the following sources: nursing centers, assisted living and retirement centers, home health care services and management fees. Approximately 93.9% of NCI's revenues for fiscal 1994 were generated from the operation of nursing centers. Nursing center revenues include all room and board charges (including such charges related to Alzheimer's and subacute care patients) and rehabilitation and ancillary services charges at NCI's owned and leased centers. Revenues and profitability of nursing centers are affected in large part by statutes and regulations under Medicare and Medicaid as well as the reimbursement policies of insurance companies and other private payors. Of NCI's nursing center revenues for fiscal 1994, approximately 51.9% were generated by private pay and Medicare patients. The balance was Medicaid revenues. Approximately 14.7% of nursing center revenues for fiscal 1994 were generated by Indiana skilled care Medicaid patients (for whom NCI receives higher revenue per patient day than for Indiana intermediate care Medicaid patients).

     NCI's revenues vary among centers based on various factors, including the mix of beds licensed as skilled and/or intermediate care Medicaid, total capacity, occupancy rates, reimbursement methodologies and rates among the payor categories, the relative proportion of revenues represented by payor categories and the scope and utilization of NCI's rehabilitation and ancillary services. Although Medicare patients generate the highest revenue per patient day, profitability is not always increased due to the additional costs associated with providing the higher level of care required by such patients. In general, private pay sources are more profitable to NCI than governmental reimbursement sources. NCI generally derives a higher profit margin from rehabilitation and ancillary services than from basic nursing services.

     The long term care industry is undergoing significant changes as providers respond to cost containment, regulatory and other pressures. In recent years there have been, and NCI expects that there will continue to be, a number of federal and state proposals to limit Medicare and Medicaid reimbursement for long term health care services. In 1994, the state of Indiana promulgated a regulatory change that, effective August 1, 1994, reduced reimbursement rates for certain services provided to Medicaid patients.

RESULTS OF OPERATIONS

     The following table sets forth for the periods indicated the percentage of revenues represented by certain items in NCI's statements of operations. The percentages for fiscal 1993 include the results of (i) the Nationwide Entities for the full year; (ii) Royal Oaks Health Care and Rehabilitation Center from January 1, 1993 to September 30, 1993, (iii) the leasing of the Regency Centers from July 1, 1993 to September 30, 1993 and (iv) the nursing center operations of the Non-Controlled Entities from July 27, 1993 to September 30, 1993.

                                                           PERCENTAGE OF REVENUES
                                               -----------------------------------------------
                                                                               EIGHT MONTHS
                                                         YEARS                    ENDED
                                                  ENDED SEPTEMBER 30,            MAY 31,
                                               -------------------------     -----------------
                                               1992      1993      1994      1994        1995
                                               -----     -----     -----     -----       -----
    Revenue, net.............................  100.0%    100.0%    100.0%    100.0%      100.0%
    Expenses:
      Health care services...................   65.6      69.4      74.9      74.0        76.9
      Selling, general and administrative....    6.4       6.5       4.9       4.2         5.0
      Leases and rental......................    3.1       4.0       5.9       5.9         5.6
      Depreciation and amortization..........    5.3       4.2       2.4       2.4         2.8
                                               -----     -----     -----     -----       -----
    Income from operations...................   19.6      15.9      11.9      13.5         9.7
    Interest expense, net....................    8.2       5.5       4.0       3.7         3.8
                                               -----     -----     -----     -----       -----
    Income before income taxes and
      extraordinary items....................   11.4%     10.4%      7.9%      9.8%        5.9%
                                               =====     =====     =====     =====       =====

Eight Months Ended May 31, 1994 Compared to Eight Months Ended May 31, 1995

     Revenues increased 8.4%, or $6.7 million, from $79.7 million in 1994 to $86.4 million in 1995. This increase was primarily attributable to an increase in nursing center revenues, which increased $4.3 million. The increase in nursing center revenues was attributable to an increase in total census days, certain patient rate increases (including the effect of an increasing proportion of patients requiring skilled care) and an increase in rehabilitation and ancillary services provided. Revenue also increased due to additional home health care services. These increases were partially offset by a decline in revenue due to lower Indiana Medicaid rates. The total of private pay, Medicare and Indiana skilled care Medicaid patient revenues as a percent of total nursing center revenues increased from 66.4% in 1994 to 66.7% in 1995.

     Health care services expenses increased by 12.7%, or $7.5 million, from $59.0 million in 1994 to $66.5 million in 1995, due primarily to NCI's increasing proportion of higher acuity patients and the increased level of rehabilitation and ancillary services provided. Health care services expenses as a percent of revenues increased from 74.0% in 1994 to 76.9% in 1995.

     Selling, general and administrative expenses increased by 29.0% or $1.0 million, from $3.3 million in 1994 to $4.3 million in 1995, due primarily to staffing increases in connection with the addition of subacute care services. Selling, general and administrative expenses as a percent of revenues increased from 4.2% in 1994 to 5.0% in 1995.

     Leases and rental expenses increased by 3.3%, or $154,000, from $4.7 million in 1994 to $4.8 million in 1995, due primarily to ordinary lease rate increases. Leases and rental expenses as a percent of revenues decreased from 5.9% in 1994 to 5.6% in 1995.

     Depreciation and amortization expenses increased by 23.8%, or $0.5 million, from $1.9 million in 1994 to $2.4 million in 1995, due primarily to normal capital expenditures. Depreciation and amortization expenses as a percent of revenues increased from 2.4% in 1994 to 2.8% in 1995.

     Income from operations decreased 22.1%, or $2.4 million, from $10.8 million in 1994 to $8.4 million in 1995, as a result of the net negative impact of the factors noted above.

     Net interest expense increased 12.1%, or $0.4 million, from $2.9 million in 1994 to $3.3 million in 1995, due to an increase in outstanding indebtedness during 1995, principally with respect to a new term loan and because of rising interest rates based upon a commercial bank's Prime Rate. Net interest expense as a percent of revenues increased from 3.7% in 1994 to 3.8% in 1995.

     Income before income taxes and extraordinary items decreased 35.0%, or $2.7 million, from $7.8 million in 1994 to $5.1 million in 1995. Income before income taxes and extraordinary items as a percent of revenues decreased from 9.8% in 1994 to 5.9% in 1995, due primarily to the lower Indiana Medicaid rates.

Year Ended September 30, 1993 Compared to Year Ended September 30, 1994

     Revenues increased 82.5%, or $54.5 million, from $66.2 million in 1993 to $120.7 million in 1994. This increase was primarily attributable to an increase in nursing center revenues, which increased $55.2 million due to the inclusion in the 1994 amounts of the results of operations of 11 additional nursing centers (the "Additional Nursing Centers") as a result of (i) the acquisition of the Non-Controlled Entities in connection with the Reorganization, (ii) the Royal Oaks Acquisition, (iii) the leasing of the Regency Centers, (iv) patient rate increases (including the effect of the increasing proportion of patients requiring skilled care) and (v) an increase in rehabilitation and ancillary services provided. These increases were partially offset by a decrease in management fees and lease revenues due to the acquisition of the Non-Controlled Entities. The total of private pay, Medicare and Indiana skilled Medicaid patient revenues as a percent of total nursing center revenues decreased from 67.5% in 1993 to 66.6% in 1994.

     Health care services expenses increased by 96.9%, or $44.5 million, from $45.9 million in 1993 to $90.4 million in 1994. The increase in health care services expenses was primarily attributable to the Additional Nursing Centers and as a result of NCI's increasing proportion of higher acuity patients and the increased level of rehabilitation and ancillary services provided. Health care services expenses as a percent of revenues increased from 69.4% in 1993 to 74.9% in 1994 due primarily to wage increases and the higher level of rehabilitation and ancillary services provided.

     Selling, general and administrative expenses increased by 38.6% or $1.7 million, from $4.3 million in 1993 to $6.0 million in 1994, due primarily to staffing increases in connection with the Additional Nursing Centers, modest wage increases and costs associated with a failed initial public offering. Selling, general and administrative expenses as a percent of revenues decreased from 6.5% in 1993 to 4.9% in 1994.

     Leases and rental expenses increased by 165.3%, or $4.4 million, from $2.7 million in 1993 to $7.1 million in 1994, due primarily to the Additional Nursing Centers. Leases and rental expenses as a percent of revenues increased from 4.0% in 1993 to 5.9% in 1994, primarily as a result of the leases of the Regency Centers.

     Depreciation and amortization expenses increased by 7.6%, or $0.2 million, from $2.7 million in 1993 to $2.9 million in 1994, due primarily to the Additional Nursing Centers. Depreciation and amortization expenses as a percent of revenues decreased from 4.2% in 1993 to 2.4% in 1994.

     Income from operations increased 36.1%, or $3.8 million, from $10.5 million in 1993 to $14.3 million in 1994, due primarily to the Additional Nursing Centers and the increase in census days and rehabilitation and ancillary services provided at NCI's other centers.

     Net interest expense increased 30.2%, or $1.1 million, from $3.7 million in 1993 to $4.8 million in 1994, due primarily to an increase in outstanding indebtedness, principally with respect to a line of credit and the Senior Subordinated Notes. Net interest expense as a percent of revenues decreased from 5.5% in 1993 to 4.0% in 1994.

     Income before income taxes and extraordinary items increased 39.2%, or $2.7 million, from $6.9 million in 1993 to $9.6 million in 1994. Income before income taxes and extraordinary items as a percent of revenues decreased from 10.4% in 1993 to 7.9% in 1994, due primarily to the elimination of management fees and lease revenues due to the acquisition of the Non-Controlled Entities.

Year Ended September 30, 1992 Compared to Year Ended September 30, 1993

     Revenues increased 52.6%, or $22.8 million, from $43.3 million in 1992 to $66.1 million in 1993. This increase was primarily attributable to the Additional Nursing Centers, which accounted for $14.7 million of the increase. The remaining increase was attributable to an increase in total census days, patient rate increases (including the effect of an increasing proportion of patients requiring skilled care) and an increase in rehabilitation and ancillary services provided. These increases were partially offset by a decrease in management fees and lease revenues due to the acquisition of the Non-Controlled Entities. The total of private pay, Medicare and Indiana skilled care Medicaid patient revenues as a percent of total nursing center revenues increased from 65.2% in 1992 to 67.5% in 1993.

     Health care services expenses increased by 61.5%, or $17.5 million, from $28.4 million in 1992 to $45.9 million in 1993. The increase in health care services expenses was primarily attributable to the Additional Nursing Centers, which accounted for $11.3 million of the increase. Health care services expenses related to the operations of NCI's other centers increased, due primarily to NCI's increasing proportion of higher acuity patients and the increased level of rehabilitation and ancillary services provided. Health care services expenses as a percent of revenues increased from 65.6% in 1992 to 69.4% in 1993 due primarily to wage increases and the higher level of rehabilitation and ancillary services provided.

     Selling, general and administrative expenses increased by 55.2% or $1.5 million, from $2.8 million in 1992 to $4.3 million in 1993. This increase was due primarily to staffing increases in connection with the Additional Nursing Centers and modest wage increases. Selling, general and administrative expenses as a percent of revenues increased from 6.4% in 1992 to 6.5% in 1993.

     Leases and rental expenses increased by 97.4%, or $1.3 million, from $1.4 million in 1992 to $2.7 million in 1993, due primarily to the leases of the Regency Centers. Leases and rental expenses as a percent of revenues increased from 3.1% in 1992 to 4.0% in 1993.

     Depreciation and amortization expenses increased by 18.6%, or $0.4 million, from $2.3 million in 1992 to $2.7 million in 1993, due primarily to the Additional Nursing Centers. Depreciation and amortization expenses as a percent of revenues decreased from 5.3% in 1992 to 4.2% in 1993.

     Income from operations increased 24.0%, or $2.0 million, from $8.5 million in 1992 to $10.5 million in 1993, due primarily to the Additional Nursing Centers and the increase in total census days and rehabilitation and ancillary services provided at NCI's other centers.

     Net interest expense increased 3.6%, or $0.2 million, from $3.5 million in 1992 to $3.7 million in 1993, due primarily to an increase in outstanding indebtedness related to the operations of the Additional Nursing Centers. Net interest expense as a percent of revenues decreased from 8.2% in 1992 to 5.5% in 1993.

     Income before income taxes and extraordinary items increased 38.6%, or $1.9 million, from $5.0 million in 1992 to $6.9 million in 1993. Income before income taxes and extraordinary items as a percent of revenues decreased from 11.4% in 1992 to 10.4% in 1993, due primarily to the elimination of management fees and lease revenues due to the acquisition of the Non-Controlled Entities.

LIQUIDITY AND CAPITAL RESOURCES

     NCI has historically financed its operations and growth, including acquisitions, with cash flow from operations, issuance of the Senior Subordinated Notes and Redeemable Preferred Stock and borrowings under various credit facilities. Prior to the closing of the Share Exchange, NCI plans to finance its operations by continuing to utilize its cash flow from operations and borrowings under its current credit agreements. Capital expenditures in fiscal year 1992 and 1993 consisted primarily of computer system additions and upgrades, the remodeling of existing facilities and a 15-bed addition. Capital expenditures were $2.0 million in fiscal year 1992, $2.4 million in fiscal year 1993 and $8.3 million in fiscal year 1994. Capital expenditures in 1994 have been for the construction of a 200-bed nursing center on a site adjacent to its Royal Oaks Health Care and Rehabilitation Center ($3.5 million), additional subacute care units having a total of approximately 135 dedicated beds ($0.8 million), a 72-unit assisted living center to be named The Heritage at Wildwood and located adjacent to NCI's Wildwood Health Care Center ($1.9 million), a 15-bed addition to the Wildwood Health Care Center ($0.7 million) and normal capital expenditures in existing long-term health care centers ($1.4 million).

     Net cash provided by operations was $7.3 million, $5.9 million and $9.1 million in fiscal years 1992, 1993 and 1994, respectively. For the eight months ended May 31, 1995, net cash provided by operations was $8.1 million.
Accounts receivable (net of allowances) were $1.9 million, $9.1 million, $9.4 million and $9.2 million at September 30, 1992, 1993 and 1994 and May 31,
1995, respectively, and estimated settlements due from third party payors aggregated $0, $1.4 million, $2.3 million and $1.8 million at September 30, 1992, 1993 and 1994 and May 31, 1995, respectively. The number of days in accounts receivable and estimated settlements due from third party payors was approximately 22 days at September 30, 1992, 35 days at September 30, 1993 (based upon pro forma revenues of $110.9 million), 36 days at September 30, 1994 and 31 days at May 31, 1995.

     NCI has outstanding $25.7 million of Notes, which are collateralized by an irrevocable direct pay letter of credit issued by a commercial bank (the "Letter of Credit"). The Notes amortize over a 15-year period, with a final maturity in August 2008 and the interest rate resets every seven days. The effective interest rate on the Notes at May 31, 1995 was approximately 8.0%. NCI has negotiated a cap on its effective interest rate on the Notes at 9.0% through November 1996. NCI is required to deposit $950,000 on a semi-annual basis in a sinking fund to provide for periodic repayment of the Notes. The sinking fund payments commenced in February 1994.

     NCI also has outstanding two term loans in the amount of $9.3 million and $4.3 million, respectively. Both term loans bear interest at prime plus 0.75%, with the $9.5 million loan being amortized over 15 years and the $4.1 million loan being amortized over 10 years. Both loans mature in January 2000. Principal and interest payments began January 1995.

     NCI also has outstanding $12 million of its Senior Subordinated Notes and $3 million of Redeemable Preferred Stock. The Senior Subordinated Notes are payable in quarterly principal installments of $1.5 million beginning November 1998 with the final installment due in August 2000. The Senior Subordinated Notes bear interest at an annual rate of 12.5%. The Redeemable Preferred Stock has no coupon rate and is redeemable in eight equal quarterly installments of $375,000 commencing November 1998 and is mandatorily redeemable in certain circumstances. The Senior Subordinated Notes will be prepaid and the Redeemable Preferred Stock will be redeemed in connection with the Share Exchange.

     Credit agreements for NCI's outstanding loans contain certain covenants which, without the prior consent of the lenders, limit certain activities of NCI and its subsidiaries. Such covenants contain limitations relating to the merger or consolidation of NCI and its subsidiaries and NCI's and its subsidiaries' ability to secure indebtedness, make guarantees, grant security interests and declare dividends. In addition, NCI and certain subsidiaries must maintain certain minimum levels of tangible net worth, interest coverage and debt service coverage and must maintain certain liabilities to net worth and working capital ratios.

     Legislative and regulatory action has resulted in continuing change in the Medicare and Medicaid reimbursement programs which could have an adverse impact on NCI. The changes have limited, and are expected to continue to limit, payment increases under these programs. Also, the timing of payments made under the Medicare and Medicaid programs are subject to regulatory action and governmental budgetary constraints; in recent years, the time period between submission of claims and payment has increased. Additionally, implementation of NCI's strategy to expand specialty medical services to independent providers should reduce the impact of changes in the Medicare and Medicaid reimbursement programs on NCI as a whole. Within the statutory framework of the Medicare and Medicaid programs, there are substantial areas subject to administrative rulings and interpretations which may further affect payments made under those programs. Further, the federal and state governments may reduce the funds available under those programs in the future or require more stringent utilization and quality reviews of health care facilities.

SEASONALITY

     NCI's earnings generally fluctuate from quarter to quarter. This seasonality is related to a combination of factors which include the timing of Medicaid rate increases, seasonal census cycles and the number of calendar days in a given quarter.

NEW ACCOUNTING STANDARDS

     NCI does not offer any post-employment benefits or post-retirement benefits other than pensions. Accordingly, Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Post-Employment Benefits," and Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Post-Retirement Benefits Other Than Pensions," are not applicable to NCI.

IMPACT OF INFLATION

     The long term health care industry is labor intensive. Wages and other expenses increase more rapidly during periods of inflation and when shortages in the labor market occur. In addition, suppliers pass along rising costs in the form of higher prices. Increases in reimbursement rates under Medicare and Medicaid generally lag behind actual cost increases.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Nationwide Care, Inc.

     We have audited the accompanying balance sheets of Nationwide Care, Inc. as of September 30, 1993 and 1994 and the related statements of income, other shareholders' equity, and cash flows for each of the three years in the period ended September 30, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nationwide Care, Inc. at September 30, 1993 and 1994 and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1994, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Indianapolis, Indiana
November 10, 1994, except for Note 9
as to which the date is February 27, 1995

                             NATIONWIDE CARE, INC.

                                 BALANCE SHEETS

                                                             SEPTEMBER 30
                                                      ---------------------------       MAY 31
                                                         1993            1994            1995
                                                      -----------     -----------     -----------
                                                                                      (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.........................  $ 2,023,930     $ 2,596,829     $ 8,611,578
  Accounts receivable (less allowances of $126,000,
     $365,000 and $382,000).........................    9,116,021       9,442,263       9,204,968
  Third-party settlements...........................    1,360,000       2,322,000       1,784,000
  Management fees receivable........................      246,285         218,058         197,753
  Deferred income taxes.............................    1,052,000         700,000         900,000
  Prepaid expenses..................................    1,587,828       1,537,631         375,267
  Other current assets..............................      307,654         361,826         258,870
                                                      -----------     -----------     -----------
          Total current assets......................   15,693,718      17,178,607      21,332,436
Property and equipment, net.........................   43,352,052      49,023,211      53,529,424
Other assets:
  Intangible assets, net............................    6,561,733       6,153,774       6,702,697
  Purchase option deposits..........................      350,000         350,000         350,000
  Lease security deposit............................    2,482,000       2,482,000       2,482,000
  Other.............................................      692,041         751,242         306,385
                                                      -----------     -----------     -----------
          Total other assets........................   10,085,774       9,737,016       9,841,082
                                                      -----------     -----------     -----------
          Total assets..............................  $69,131,544     $75,938,834     $84,702,942
                                                      ===========     ===========     ===========

LIABILITIES AND OTHER SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..................................  $ 4,034,450     $ 4,264,670     $ 3,304,067
  Accrued payroll and related taxes.................    3,505,580       4,205,826       4,920,329
  Accrued other liabilities.........................    2,378,070       2,671,102       3,607,450
  Current portion of long-term debt.................    3,494,374       3,207,507       3,554,589
                                                      -----------     -----------     -----------
          Total current liabilities.................   13,412,474      14,349,105      15,386,435
Long-term liabilities:
  Long-term debt, less current portion
     Banks and other................................   40,097,941      40,982,686      46,931,372
     Related parties................................    2,305,560       2,062,019       1,042,913
  Deferred income taxes.............................    4,295,000       4,655,000       4,855,000
  Other.............................................      100,000         100,000         100,000
                                                      -----------     -----------     -----------
                                                       46,798,501      47,799,705      52,929,285
Stock warrants......................................    6,180,511       5,918,072      15,728,866
Redeemable preferred stock..........................    1,072,995       1,250,986       1,400,905
Other shareholders' equity:
  Common stock......................................    3,634,886       3,989,886       3,989,886
  Retained earnings (deficit).......................   (1,967,823)      2,631,080      (4,732,435)
                                                      -----------     -----------     -----------
          Total other shareholders' equity..........    1,667,063       6,620,966        (742,549)
                                                      -----------     -----------     -----------
          Total liabilities and other shareholders'
            equity..................................  $69,131,544     $75,938,834     $84,702,942
                                                      ===========     ===========     ===========

                            See accompanying notes.

                             NATIONWIDE CARE, INC.

                              STATEMENTS OF INCOME

                                                                                EIGHT MONTHS ENDED
                                          YEAR ENDED SEPTEMBER 30                      MAY 31
                                 -----------------------------------------  --------------------------
                                     1992          1993          1994           1994          1995
                                 ------------  ------------  -------------  ------------  ------------
                                                                                    (UNAUDITED)
Revenue:
  Health care services, net....   $39,587,525   $63,268,409   $119,782,550   $79,093,739   $85,920,253
  Management fees from related
     parties and other.........     2,420,359     1,725,265        635,652       442,796       318,652
  Lease revenue................     1,339,794     1,167,537        306,252       204,168       204,168
                                  -----------   -----------   ------------   -----------   -----------
                                   43,347,678    66,161,211    120,724,454    79,740,703    86,443,073
Expenses:
  Health care services.........    28,416,362    45,906,771     90,384,315    59,018,378    66,517,935
  Selling, general and
     administrative............     2,775,318     4,307,384      5,133,621     3,328,886     4,295,407
  Abandoned IPO costs..........            --            --        837,000            --           --
  Leases and rental............     1,353,305     2,670,650      7,085,425     4,692,688     4,845,234
  Depreciation and
     amortization..............     2,308,182     2,738,422      2,947,041     1,947,807     2,412,292
                                  -----------   -----------   ------------   -----------   -----------
                                   34,853,167    55,623,227    106,387,402    68,987,759    78,070,868
                                  -----------   -----------   ------------   -----------   -----------
Income from operations.........     8,494,511    10,537,984     14,337,052    10,752,944     8,372,205
Interest expense, net..........     3,539,945     3,668,621      4,777,597     2,945,712     3,301,007
                                  -----------   -----------   ------------   -----------   -----------
Income before income taxes and
  extraordinary items..........     4,954,556     6,869,363      9,559,455     7,807,232     5,071,198
Income taxes...................       380,000     1,744,000      4,600,000     3,302,000     2,474,000
                                  -----------   -----------   ------------   -----------   -----------
Income before extraordinary
  item.........................     4,574,566     5,125,363      4,959,455     4,505,232     2,597,198
Extraordinary items:
  Tax benefit from utilization
     of net operating loss
     carryforwards.............       380,000            --             --            --            --
  Loss on early extinguishment
     of debt (net of income tax
     benefit of $1,101,000)....            --     1,652,420             --            --            --
                                  -----------   -----------   ------------   -----------   -----------
Net income.....................   $ 4,954,566   $ 3,472,943   $  4,959,455   $ 4,505,232   $ 2,597,198
                                  ===========   ===========   ============   ===========   ===========
Earnings per share                                            $       0.58   $      0.53   $      0.31
Weighted average shares
  used in computing
  earnings per share                                             8,507,740     8,510,240     8,495,240

Pro forma information reflecting income taxes as if all combined entities were C-Corporations
  (unaudited):
Income before income taxes and
  extraordinary items..........   $ 4,954,566   $ 6,869,363
Income taxes...................     2,080,000     2,885,000
                                  -----------   -----------
Income before extraordinary
  items........................   $ 2,874,566   $ 3,984,363
                                  ===========   ===========
Pro forma income before
  extraordinary items per
  share........................   $      0.45   $      0.59
                                  ===========   ===========
Pro forma weighted average
  shares used in computing
  income before extraordinary
  items per share..............     6,352,100     6,711,790
                                  ===========   ===========

                            See accompanying notes.

                             NATIONWIDE CARE, INC.

                    STATEMENTS OF OTHER SHAREHOLDERS' EQUITY

                                                         RETAINED
                                           COMMON        EARNINGS        PARTNERS'
                                           STOCK         (DEFICIT)        DEFICIT          TOTAL
                                         ----------     -----------     -----------     -----------
Balance, September 30, 1991............  $       --     $(4,867,005)    $(1,357,312)    $(6,224,317)
  Net income...........................          --       4,376,992         577,574       4,954,566
  Dividends and distribution...........          --      (1,820,997)       (322,995)     (2,143,992)
  Exchange of ownership interest for
     debt..............................          --        (227,500)        (75,833)       (303,333)
                                         ----------     -----------     -----------     -----------
Balance, September 30, 1992............          --      (2,538,510)     (1,178,566)     (3,717,076)

  Net income...........................          --       2,745,538         727,405       3,472,943
  Dividends and distributions..........          --      (3,036,722)       (512,587)     (3,549,309)
  Issuance and exchange of shares, net
     of $2,535,732 issuance costs......   3,634,886         908,871         963,748       5,507,505
  Accretion of discount on redeemable
     preferred stock...................          --         (47,000)             --         (47,000)
                                         ----------     -----------     -----------     -----------
Balance, September 30, 1993............   3,634,886      (1,967,823)             --       1,667,063

  Net income...........................          --       4,959,455              --       4,959,455
  Accretion of discount on redeemable
     preferred stock...................          --        (177,991)             --        (177,991)
  Issuance of 76,592 shares of
     nonvoting common stock for
     warrants exercised................     445,000              --              --         445,000
  Increase in value of common stock
     warrants outstanding..............          --        (182,561)             --        (182,561)
  Purchase of 15,000 shares of common
     stock.............................     (90,000)             --              --         (90,000)
                                         ----------     -----------     -----------     -----------
Balance, September 30, 1994............   3,989,886       2,631,080              --       6,620,966

Net income (unaudited).................          --       2,597,198              --       2,597,198
Accretion of discount on redeemable
  preferred stock (unaudited)..........          --        (149,919)             --        (149,919)
Increase in value of common stock
  warrants outstanding.................          --      (9,810,794)             --      (9,810,794)
                                         ----------     -----------     -----------     -----------
Balance, May 31, 1995
  (unaudited)..........................  $3,989,886     $(4,732,435)    $        --     $  (742,549)
                                         ==========     ===========     ===========     ===========

                            See accompanying notes.

                             NATIONWIDE CARE, INC.

                            STATEMENTS OF CASH FLOWS


                                                                                                      EIGHT MONTHS ENDED
                                                               YEAR ENDED SEPTEMBER 30                      MAY 31
                                                       ----------------------------------------   -------------------------
                                                          1992           1993          1994          1994          1995
                                                       -----------   ------------   -----------   -----------   -----------
                                                                                                         (UNAUDITED)
OPERATING ACTIVITIES
Net income...........................................  $ 4,954,566   $  3,472,943   $ 4,959,455   $ 4,505,232   $ 2,597,198
Adjustments to reconcile net income to net cash
  provided by operating activities:
  Extraordinary loss on early extinguishment of
    debt.............................................           --      2,753,420            --            --            --
  Depreciation and amortization......................    2,496,263      2,848,310     3,179,931     1,947,807     2,412,292
  Deferred income taxes..............................           --         66,842       712,000       782,000            --
  Loss on disposal...................................           --          1,081            --            --        97,616
  Non-cash compensation expense from employee stock
    transaction......................................           --        122,009            --            --            --
  Accretion of discount on subordinated debt.........           --         34,500       335,683       138,000       259,249
  Changes in operating assets and liabilities:
    Accounts receivable..............................     (418,128)    (6,421,385)     (326,242)   (1,442,842)      237,295
    Third-party settlements..........................           --     (1,360,000)     (962,000)      263,000       538,000
    Management fees receivable.......................       20,802        332,114        28,227        36,101        20,305
    Prepaid expenses.................................      (79,435)    (1,166,029)       50,197     1,052,325     1,162,364
    Other current assets.............................     (211,462)        45,004       (54,172)      188,934       102,956
    Accounts payable.................................      458,296      2,800,065       230,220      (816,798)     (960,603)
    Payroll liabilities..............................       85,850      1,255,285       700,246       (52,419)      714,503
    Accrued other liabilities........................      (10,261)     1,141,410       293,032       572,816       936,348
                                                       -----------   ------------   -----------   -----------   -----------
Net cash provided by operating activities............    7,296,491      5,925,569     9,146,577     7,174,156     8,117,523
INVESTING ACTIVITIES
Purchase of common stock.............................           --             --       (90,000)           --            --
Purchase acquisition, net of cash required...........           --     (3,793,058)           --            --      (838,150)
Purchases of property and equipment..................   (1,981,240)    (2,433,032)   (8,331,318)   (4,258,021)   (7,621,516)
Proceeds from disposal of equipment..................           --         10,900            --            --            --
Net change in other assets...........................     (475,402)        49,267       (59,201)      (87,395)      444,857
Lease security deposits..............................           --     (2,482,000)           --            --            --
                                                       -----------   ------------   -----------   -----------   -----------
Net cash used in investing activities................   (2,456,642)    (8,647,923)   (8,480,519)   (4,345,416)   (8,014,809)
FINANCING ACTIVITIES
Proceeds from banks and other related parties
  long-term debt and notes payable...................    5,656,030     40,580,762     4,738,670       937,584     7,907,121
Payments on long-term debt and notes payable:
  Banks and other....................................   (6,007,761)   (35,235,035)   (4,499,686)   (1,505,218)   (1,784,890)
  Prepayment penalties...............................           --     (2,117,152)           --            --            --
  Related parties....................................     (392,070)    (1,287,247)     (220,330)     (144,389)     (119,396)
Purchase of interest rate cap........................           --             --      (111,813)     (111,812)           --
Proceeds from issuance of redeemable preferred stock
  and stock warrants.................................           --      7,206,506            --            --            --
Costs related to redeemable preferred stock and
  subordinated debt issuance.........................     (197,125)    (1,668,976)           --            --            --
Issuance costs.......................................           --     (2,535,732)           --            --       (90,800)
Dividends and distributions..........................   (2,391,370)    (3,418,140)           --            --            --
Payments on other long-term liabilities..............      (11,950)      (527,454)           --            --            --
Receipts/payments on advances from related parties...       23,739       (268,362)           --            --            --
                                                       -----------   ------------   -----------   -----------   -----------
Net cash provided (used) by financing activities.....   (3,320,507)       729,170       (93,159)     (823,835)    5,912,035
                                                       -----------   ------------   -----------   -----------   -----------
Net increase (decrease) in cash and cash
  equivalents........................................    1,519,342     (1,993,184)      572,899     2,004,905     6,014,748
Cash and cash equivalents at beginning of period.....    2,497,772      4,017,114     2,023,930     2,023,930     2,596,829
                                                       -----------   ------------   -----------   -----------   -----------
Cash and cash equivalents at end of period...........  $ 4,017,114   $  2,023,930   $ 2,596,829   $ 4,028,835   $ 8,611,578
                                                       ===========   ============   ===========   ===========   ===========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for interest.............................  $ 3,431,459   $  3,259,873   $ 4,169,993   $ 2,914,046   $ 3,142,463
                                                       ===========   ============   ===========   ===========   ===========
  Cash paid for income taxes.........................  $        --   $    130,000   $ 3,925,000   $ 2,752,000   $ 2,539,000
                                                       ===========   ============   ===========   ===========   ===========


                            See accompanying notes.

                             NATIONWIDE CARE, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1994
              (UNAUDITED WITH RESPECT TO INFORMATION AS OF AND FOR
                 THE EIGHT MONTHS ENDED MAY 31, 1994 AND 1995)

1. BASIS OF PRESENTATION AND ACQUISITIONS

     On July 27, 1993, Nationwide Care, Inc. (the Company) acquired the ownership interests of a group of companies under common control (Nationwide Businesses) and a group of non-controlled entities through an exchange of stock for their ownership interests (the Reorganization). The Company was formed in September 1992 to effect the Reorganization. The financial statements as of and for the year ended September 30, 1992 reflect the combined financial position, results of operations and cash flows of only the Nationwide Businesses. The financial statements for the year ended September 30, 1993 reflect the combined results of operations and cash flows of the Nationwide Businesses from October 1, 1992 through July 27, 1993 and the results of operations and cash flows of the reorganized Company from July 28, 1993 through September 30, 1993.

     The Company acquired the Nationwide Businesses and the non-controlled entities through an exchange of 7,416,460 shares of the Company's common stock and approximately $4 million in cash. For financial statement purposes, the Reorganization was accounted for as a purchase acquisition. The majority owners' interests in the net assets of Nationwide Businesses have been recorded by the Company at the historical cost basis. The acquisition of the minority interests in the Nationwide Businesses and the non-controlled entities has resulted in a new basis of accounting reflecting estimated fair values of assets and liabilities at July 27, 1993. The purchase price of the minority interests of the historical assets and liabilities of the Nationwide Businesses and the non-controlled entities of approximately $20 million was allocated to the net assets acquired, including approximately $3.6 million to goodwill, based upon the fair market value at the date of acquisition. The non-controlled entities consisted of B&P Care Centers, Inc., Coshocton Health Care Center, Inc., Delta Care Centers, Inc. and Vita, Incorporated.

     Concurrent with the Reorganization, the Company refinanced approximately $34.5 million of debt through the issuance of floating rate option notes, subordinated debt, and preferred stock. This refinancing resulted in $2,117,152 of prepayment penalties and the write-off of $636,268 of unamortized issuance costs. These items have been accounted for as an extraordinary loss of $1,652,420 (net of income tax benefit of $1,101,000).

     On December 28, 1992, one of the entities included in the Nationwide Businesses purchased Royal Oaks Health Care and Rehabilitation Center for $1,700,000. The acquisition was recorded using the purchase method of accounting and the results of operations have been included in the combined financial statements since the date of acquisition. The purchase price was allocated to the net assets acquired, including $1,150,000 to goodwill, based on the fair market value at the date of acquisition.

     Effective July 1, 1993, the Company began operating seven long term care centers (the Regency Centers) comprising 1,241 long-term care beds pursuant to a long-term lease agreement. The equipment portion of the lease payments has been capitalized as a capital lease obligation with the remaining portion of the lease payments being accounted for as an operating lease.

     The following unaudited pro forma information presents the results of operations as though the acquisitions of the group of the non-controlled entities and Royal Oaks Health Care and Rehabilitation Center and the leasing of seven long term care centers pursuant to a long-term lease had occurred on October 1, 1991. Pro forma information does not purport to be indicative of the results that actually would have been achieved had the acquisition occurred at the beginning of those periods.

                             NATIONWIDE CARE, INC.

1. BASIS OF PRESENTATION AND ACQUISITIONS -- (CONTINUED)

                                                                 YEAR ENDED SEPTEMBER 30
                                                              -----------------------------
                                                                  1992             1993
                                                              ------------     ------------
    Operating revenues......................................  $101,221,000     $110,947,000
                                                              ============     ============
    Income before extraordinary items.......................  $  4,206,000     $  7,025,000
                                                              ============     ============
    Net income..............................................  $  2,934,000     $  5,373,000
                                                              ============     ============

     On January 1, 1995, the Company purchased Med One Home Health Care for $850,000. The acquisition was recorded using the purchase method of accounting and the results of operations have been included in the financial statements since the date of the acquisition. The purchase price was allocated to the net assets acquired, including $838,150 to goodwill, based on the fair market value at the date of the acquisition.

     The Company's current operations include 23 nursing centers with a total of 3,257 licensed beds, two retirement centers with a total of 240 units, two assisted living centers totaling 162 units and 40 additional assisted living units located in one of the retirement centers. Of the Company's 27 centers, 14 are owned, 11 are leased and two are managed for other parties.

     The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the eight months ended May 31, 1995 are not necessarily indicative of the results that may expected for the year ending September 30, 1995.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash Equivalents

     Highly liquid investments with maturities of three months or less when purchased are classified as cash equivalents.

  Health Care Services Revenue and Third-Party Settlements

     Health care services revenue is recognized when the related patient services are provided at established rates. Contractual allowances and the results of other arrangements for providing services at less than established rates are reported as deductions to arrive at net revenues. Contractual adjustments include differences between established billing rates and amounts estimated by management as reimbursable under various cost reimbursement formulas or contracts in effect.

     The administrative procedures related to the Medicare cost reimbursement programs in effect generally preclude final determination of amounts due the Company until cost reports are audited or otherwise reviewed and settled upon with the applicable administrative agencies. Provisions for estimated third-party settlements are provided in the period the related services are rendered. Differences between the amounts accrued and interim and final settlements are recorded in operations in the year of settlement.

     Medicare revenues represented 7%, 13%, 21%, 20% and 26% and Medicaid revenues (Indiana, Ohio, and Florida) represented 54%, 49%, 45%, 47% and 39% of total health care services revenue for 1992, 1993 and 1994 and the eight months ended May 31, 1994 and 1995, respectively.

                             NATIONWIDE CARE, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

     The State of Indiana in August 1994, began implementing certain regulatory changes in regulations that govern payments using the Medicaid prospective method of reimbursement for Medicaid covered patients in Indiana. For the year ended September 30, 1994 the Company received approximately 40% of its total health care services revenue from the Indiana funded Medicaid program for covered patients. The effect of these regulations are anticipated to reduce payments under the Medicaid program.

  Accounts Receivable

     Accounts receivable are stated net of accrued contractual allowances on patient service revenue not yet remitted by the patient or the third-party intermediary, or both, and the allowance for doubtful accounts. The Company's accounts receivable at September 30, 1994 consist of 24% Medicare, 51% Medicaid (Indiana, Ohio and Florida) programs and 25% private pay and commercial insurers.

  Property and Equipment

     Property and equipment are carried at cost and depreciation is computed by the straight-line method using the estimated useful lives of the assets, generally 5 to 10 years for equipment and furnishings and 15 to 40 years for buildings and improvements. The cost of assets acquired using capital lease arrangements is included in property and equipment, and the related amortization is included in depreciation expense.

  Intangible Assets

     Intangible assets consist of costs incurred in obtaining long-term financing ($1,871,589), lease acquisition costs ($247,002), and goodwill ($5,574,042) and are amortized using the straight-line method over periods of 5 to 25 years. Accumulated amortization on intangible assets was $90,138, $609,909 and $989,936 at September 30, 1993 and 1994, and May 31, 1995,
respectively.

  Income Taxes

     Prior to the Reorganization on July 27, 1993, the shareholders of certain of the Nationwide Businesses had elected to use Subchapter S of the Internal Revenue Code to include the income of certain of the Nationwide Businesses in their own income for income tax purposes. Accordingly, certain corporations and all partnerships comprising the Nationwide Businesses were not subject to federal and state taxes. Effective October 1, 1992, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" which requires recognition of deferred tax liabilities and assets for the expected future consequences of events that have been included in the financial statements or tax returns. Using this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities. These deferred taxes are measured by applying current tax laws. Through July 27, 1993 deferred taxes were provided by certain Nationwide Businesses which were subject to federal and state taxes on income for significant timing differences in the recognition of revenue and expense for tax and financial statement purposes.

                             NATIONWIDE CARE, INC.

3. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:

                                                          SEPTEMBER 30
                                                  ----------------------------      May 31
                                                      1993            1994           1995
                                                  ------------    ------------    -----------
    Land and improvements.......................   $ 2,706,785     $ 2,991,120    $ 3,044,466
    Buildings and improvements..................    33,339,853      34,614,138     38,499,716
    Equipment and furnishings...................     7,251,057       9,233,664      9,357,765
    Construction in progress....................       504,158       5,285,874      7,511,672
                                                   -----------     -----------    -----------
                                                    43,801,853      52,124,796     58,413,619
    Less accumulated depreciation...............       449,801       3,101,585      4,884,195
                                                   -----------     -----------    -----------
                                                   $43,352,052     $49,023,211    $53,529,424
                                                   ===========     ===========    ===========

4. LONG-TERM DEBT

     Long-term debt consisted of the following:

                                                              SEPTEMBER 30
                                                      ----------------------------       May 31
                                                          1993            1994            1995
                                                      ------------    ------------    ------------
Floating rate option notes..........................   $28,500,000     $26,600,000     $25,650,000
Bank line of credit.................................     3,274,240       6,247,809              --
Bank term loans with interest at 10%................            --              --      13,438,390
Non-interest bearing county government note
  payable...........................................       624,962         125,013              --
Installment notes with monthly interest and
  principal payments maturing 1994 to 1998,
  collateralized by equipment and furnishings.......       314,240         178,633         338,426
Capital lease obligations, imputed interest
  from 8% to 11.5%..................................     2,830,549       2,631,520       2,478,390
Capital lease obligations, related parties, imputed
  interest from 10% to 11.2%........................     2,525,890       2,305,560       1,200,742
Senior Subordinated Notes (less unamortized
  discount).........................................     7,827,994       8,163,677       8,422,926
                                                       -----------     -----------     -----------
                                                        45,897,875      46,252,212      51,528,874
Less amounts due within one year....................     3,494,374       3,207,507       3,554,589
                                                       -----------     -----------     -----------
                                                       $42,403,501     $43,044,705     $47,974,285
                                                       ===========     ===========     ===========

     The Company issued $28.5 million of floating rate option notes on July 27, 1993, which are collateralized by an irrevocable direct pay letter of credit (Letter of Credit). The proceeds were used to retire various debt facilities. The floating rate option notes amortize over a fifteen year period, with a final maturity in August 2008 and the interest rate resets every seven days. The Company has purchased interest rate cap protection (9%) through November 1997 with respect to the above debt at a cost of approximately $100,000. This expenditure was charged to deferred debt issuance costs and is being amortized over the life of the agreement. Through May 31, 1995, the Company has not received any amounts with respect to the interest rate cap protection. The effective interest rate on the floating rate option notes at September 30, 1994 was approximately 7%. The notes are payable in $950,000 semi-annual payments.

     The Letter of Credit and a $9.5 million revolving line of credit (Line of Credit) were issued pursuant to a credit agreement with a commercial bank. The Line of Credit bears interest at prime plus .75% or the Company has the option of selecting a one, two or three month LIBOR rate. The Line of Credit matured during January 1995 and the outstanding balance was converted to a term loan, payable in equal principal installments with a balloon payment at maturity in January 2000 and bearing interest consistent with that of the Line of Credit. In January 1995, the Company also entered into a $4,330,000 term loan, which bears interest consistent with the $9.5 million term loan, payable in equal monthly installments with a balloon

                             NATIONWIDE CARE, INC.

4. LONG-TERM DEBT -- (CONTINUED)
payment at maturity in January 2000. The Letter of Credit and the term loans are collateralized by substantially all of the Company's assets.

     Concurrent with the Reorganization in July 1993, the Company completed a private placement of $12 million of its Senior Subordinated Notes. The Senior Subordinated Notes are payable in quarterly principal installments of $1,500,000 beginning November 1998 with the final installment due in August 2000 and bear interest at an annual rate of 12.5%.

     Long-term debt maturities, excluding capital lease obligations, for the five years subsequent to September 30, 1994 are as follows:

YEAR ENDED SEPTEMBER 30:
- ------------------------
        1995...................................................................  $  2,730,372
        1996...................................................................     2,583,832
        1997...................................................................     2,576,108
        1998...................................................................     2,546,667
        1999...................................................................     8,533,333
        Thereafter.............................................................    22,344,820

     The Company has agreed to certain restrictions which, among other things, require minimum levels of tangible net worth, total indebtedness to equity, and other financial ratios. The debt agreements also place restrictions on issuing new debt, mergers and acquisitions, sales of all or substantially all of the Company's assets, purchases or retirements of the Company's capital stock, payment of dividends and capital expenditures.

5. LEASES

     Effective July 1, 1993, the Company began operating seven long term care centers comprising 1,241 long term care beds pursuant to a 10 year lease agreement. The Company paid $2,482,000 to the lessor as a refundable security deposit, half of which is interest bearing. The monthly rent payments of $503,000 are subject to annual increases based on changes in the Consumer Price Index. The Company also has a right of first refusal, which expires six months prior to the expiration of the lease term, to purchase the long-term care centers or to renew the lease agreement at the expiration of the current agreement. The equipment portion of the lease payments was capitalized as a $2.6 million capital lease obligation with the remaining portion of the lease payments being accounted for as an operating lease.

     The Company has entered into several leases, as lessee, for the property and equipment of four additional long-term care centers. The Company has also entered into various separate leases for equipment in connection with the operation of certain owned and leased facilities. The leases are for terms ranging from ten to fifteen years and, with one exception, have been classified as operating leases. The equipment leases and one facility lease have been classified as capital leases and are for terms of five to fifteen years. At the inception of the facility leases, the Company made initial payments to the lessors and assumed certain net liabilities aggregating $881,802 of which $350,000 has been recorded as deposits for options to purchase facilities. The balance was capitalized and amortized using the lives of the respective leases.

                             NATIONWIDE CARE, INC.

5. LEASES -- (CONTINUED)
     Capital lease assets included in property and equipment are as follows:

                                                            SEPTEMBER 30
                                                      -------------------------      MAY 31
                                                         1993           1994          1995
                                                      ----------     ----------     ----------
    Buildings......................................   $  773,343     $  773,343     $  773,343
    Equipment and furnishings......................    4,084,293      4,084,293      3,014,293
                                                      ----------     ----------     ----------
                                                       4,857,636      4,857,636      3,787,636
    Less accumulated amortization..................      113,219        663,784        810,827
                                                      ----------     ----------     ----------
    Net capital lease assets.......................   $4,744,417     $4,193,852     $2,976,809
                                                      ==========     ==========     ==========

     Included in depreciation and amortization expense is $217,452, $416,005 and $550,565 for 1992, 1993 and 1994, respectively, and $367,043 and $317,043 for the eight months ended May 31, 1994 and 1995, respectively, relating to amortization of capital leases.

     Future minimum annual lease payments for capital leases and noncancelable operating leases (including related party leases), together with the present value of the future minimum lease payments at September 30, 1994 are as follows:

                    YEAR ENDED SEPTEMBER 30:                  CAPITAL LEASES     OPERATING LEASES
    --------------------------------------------------------  --------------     ----------------
             1995...........................................    $  911,392         $  7,278,015
             1996...........................................       938,035            7,452,822
             1997...........................................       953,810            7,485,843
             1998...........................................       935,801            7,104,445
             1999...........................................       964,323            7,272,028
             Thereafter.....................................     2,765,184           26,389,634
                                                              --------------     ----------------
    Total future minimum lease payments.....................     7,468,545         $ 62,982,787
                                                                                   ============
    Less amount representing interest.......................     2,531,465
                                                              --------------
    Present value of future minimum lease payments..........    $4,937,080
                                                                ==========

     Rental expense for all operating leases was $1,353,305, $2,670,650 and $7,085,425 for 1992, 1993 and 1994, respectively, and $4,692,688 and $4,845,234 for the eight months ended May 31, 1994 and 1995, respectively.

     The Company is a lessor of property and equipment related to one facility using an operating lease expiring in 1998 and provides management services to the lessee. The lease includes a purchase option in which the lessee may purchase the property and equipment at the end of the lease term for either a certain agreed upon minimum price or the fair value of the assets. The property and equipment leased has a net book value of approximately $2.1 million at September 30, 1994. Future minimum annual rentals to be received on the non-cancelable lease is approximately $306,000 per year through 1998. As a part of the Reorganization, the Company acquired the operations of certain entities that had previously leased property and equipment from the Nationwide Businesses.

6. RELATED PARTY TRANSACTIONS

     The Company is affiliated with several entities as a result of common ownership and transactions with the affiliated entities are made in the normal course of business.

                             NATIONWIDE CARE, INC.

6. RELATED PARTY TRANSACTIONS -- (CONTINUED)
     The Company made payments to Opal Care Centers, Inc. (related to the Company through common ownership) of $850,737, $769,117 and $4,828,314 in 1992, 1993 and 1994, respectively, and $2,211,824 and $3,885,943 for the eight months ended May 31, 1994 and 1995, respectively, related to construction projects and has a net payable to Opal of $145,715 at September 30, 1994. The Company also has contracts with Opal Care Centers, Inc. at September 30, 1994 for construction projects which have approximately $3 million of aggregate costs to complete.

     The Company leases a facility from Meadowvale Skilled Care Center, Inc., of which an immediate family member of a significant shareholder of the Company owns 25.93%. Lease payments were $240,948 in 1992, 1993 and 1994 and $160,632 for the eight months ended May 31, 1994 and 1995. The lease is classified as a capital lease.

     The Company had an operating lease of an airplane for a portion of 1992 with a partnership which is related to the Company through common ownership. Lease payments were $36,270 in 1992. The Company leased an airplane from a partnership that is related to the Company which was classified as a capital lease and lease payments were $176,688 in both 1993 and 1994 and $117,792 and $44,172 for the eight months ended May 31, 1994 and 1995, respectively. The Company canceled the lease effective December 31, 1994.

     The Company managed two related party long-term care centers, one of which was sold on April 1, 1993 and the other transferred to another management company on July 1, 1994. In addition, the Company manages an assisted living center, which is owned by significant shareholders. Management fees earned from these facilities were $383,329, $233,847 and $346,089 in 1992, 1993 and 1994, respectively, and $197,118 and $38,428 for the eight months ended May 31, 1994 and 1995, respectively.

7. INCOME TAXES

     Significant components of the Company's deferred tax liabilities and assets are as follows:

                                                                        SEPTEMBER 30
                                                                  -------------------------
                                                                     1993           1994
                                                                  ----------     ----------
    Deferred tax liabilities:
      Tax over book depreciation................................  $4,295,000     $4,655,000
    Deferred tax assets:
      Net operating loss carryforwards..........................     782,000             --
      Other.....................................................     270,000        700,000
                                                                  ----------     ----------
              Total deferred tax assets.........................   1,052,000        700,000
                                                                  ----------     ----------
              Net deferred tax liabilities......................  $3,243,000     $3,955,000
                                                                  ==========     ==========

                             NATIONWIDE CARE, INC.

7. INCOME TAXES -- (CONTINUED)
     Significant components of the provision for income taxes are as follows:

                                                              YEAR ENDED SEPTEMBER 30
                                                    -------------------------------------------
                                                         1992              1993         1994
                                                    ---------------     ----------   ----------
                                                    DEFERRED METHOD        LIABILITY METHOD
                                                    ---------------     -----------------------
    Current:
      Federal.....................................     $380,000         $1,122,000   $2,221,000
      State.......................................           --            555,000    1,667,000
                                                       --------         ----------   ----------
              Total current.......................      380,000          1,677,000    3,888,000
    Deferred:
      Federal.....................................           --             53,000      570,000
      State.......................................           --             14,000      142,000
                                                       --------         ----------   ----------
              Total deferred......................           --             67,000      712,000
                                                       --------         ----------   ----------
                                                       $380,000         $1,744,000   $4,600,000
                                                       ========         ==========   ==========

     The unaudited pro forma income tax provisions reflect income taxes as if all combined Nationwide Businesses were C-Corporations using an estimated effective income tax rate of 42%.

     The reconciliation of income tax attributable to continuing operations computed at the U.S. Federal statutory tax rate to income tax expense is:


                                          1992                      1993                     1994
                                  ---------------------     --------------------     --------------------
                                    AMOUNT      PERCENT       AMOUNT     PERCENT       AMOUNT     PERCENT
                                  -----------   -------     ----------   -------     ----------   -------
                                     DEFERRED METHOD                      LIABILITY METHOD
                                  ---------------------     ---------------------------------------------
Statutory federal income tax....  $ 1,685,000      34%      $2,336,000      34%      $3,250,000      34%
Non-taxable income..............   (1,305,000)    (26)        (948,000)    (14)              --      --
State income taxes, net of
  federal tax benefit...........           --      --          375,000       5        1,194,000      12
Net operating loss carryforward
  utilized......................           --      --         (265,000)     (4)              --      --
Change from non-taxable to
  taxable status................           --      --          289,000       4               --      --
Other -- net....................           --      --          (43,000)     --          156,000       2
                                                                                                     --
                                  -----------     ---       ----------     ---       ----------
                                  $   380,000       8%      $1,744,000      25%      $4,600,000      48%
                                  ===========     ===       ==========     ===       ==========     ===


8. STOCK WARRANTS, REDEEMABLE PREFERRED STOCK AND OTHER SHAREHOLDERS' EQUITY

     The Company has authorized 48,000,000 shares of common stock and 2,000,000 shares of nonvoting common stock, without par value. The nonvoting common stock is convertible into common stock on a share-for-share basis. At September 30, 1994, there were 7,431,460 shares of common stock and 76,592 shares of nonvoting common stock outstanding. Pursuant to a board of directors meeting on March 18, 1994 the Company declared a 2 for 1 split of its voting and nonvoting common stock.

     The Company also has authorized 2,000,000 shares of no par value preferred stock of which 300,000 shares were designated as Redeemable Preferred Stock and issued on July 27, 1993. The Redeemable Preferred Stock has no coupon rate and is redeemable for $3,000,000 in eight equal quarterly installments of $375,000 commencing November 1998 and is mandatorily redeemable in the event of an initial public

                             NATIONWIDE CARE, INC.

8. STOCK WARRANTS, REDEEMABLE PREFERRED STOCK AND OTHER SHAREHOLDERS' EQUITY -- (CONTINUED)

offering, a change in control, an optional redemption of the Senior Subordinated Notes, or a call of the warrants.

     In conjunction with the Company's issuance of the Senior Subordinated Notes and the Redeemable Preferred Stock, detachable stock warrants were issued. The warrants are exercisable at any time prior to expiration, which occurs on the later of (i) July 27, 2000, (ii) the day upon which the Senior Subordinated Notes are paid in full and (iii) the day upon which the Redeemable Preferred Stock is fully redeemed. Certain warrants were exercised in October 1993 in exchange for 76,592 shares of nonvoting common stock. Warrants to receive 987,188 shares remain outstanding at September 30, 1994. The warrants include put and call options allowing the holders the right to require the Company to repurchase the warrants, and allowing the Company the right to repurchase the warrants, respectively. The put and call exercise prices are based upon the value of the warrants as determined by formulas defined in the agreement or an independent appraisal, whichever is greater. The formula to determine put and call exercise prices is based upon 5.5 times operating cash flows for the most recent four fiscal quarters plus cash less indebtedness of the Company, all as defined in the agreements.

     At the date of issuance, $4,206,506 and $1,974,005 of the proceeds from the Senior Subordinated Notes and the Redeemable Preferred Stock, respectively, were allocated to the value of the warrants which, in recognition of the put option, were classified as temporary capital in the accompanying balance sheets. The value of the warrants, as estimated using the put price formula, will be increased or decreased each year, based on the estimated value of the warrants, and the resulting charge will be recorded directly to retained earnings. In the eight-month period ended May 31, 1995, the Company increased the carrying value of the stock warrants by $9,810,794 to reflect the estimated fair value of the warrants based upon the current market value of the underlying common stock of $15.93 per Nationwide share established in the pending share exhange with The Hillhaven Corporation (See Note 9). The resulting discounts on the Senior Subordinated Notes and the Redeemable Preferred Stock are being amortized to interest and retained earnings, respectively, using the effective interest method over the life of the Senior Subordinated Notes and the Redeemable Preferred Stock.

9. SUBSEQUENT EVENT

     As of February 27, 1995, the Company entered into an agreement with The Hillhaven Corporation pursuant to which the shareholders of the Company will exchange their shares for approximately 4.8 million common shares of The Hillhaven Corporation. Immediately prior to this transaction, the outstanding warrants of the Company will be exercised. This share exchange is expected to be consummated in June 1995.